UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. ____)*

GAIN Capital Holdings, Inc.
(Name of Issuer)
Common Stock
(Title of Class of Securities)
36268W 100
(CUSIP Number)
December 14, 2010
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     ☐ Rule 13d-1(b)

     ☐ Rule 13d-1(c)

     ☑ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	36268W 100

1	NAMES OF REPORTING PERSONS 3i US Growth Partners L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Jersey, Channel Islands

	5	SOLE VOTING POWER

NUMBER OF		00,000

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		4,016,235

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		00,000

WITH:	8	SHARED DISPOSITIVE POWER

		4,016,235

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	4,868,202

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	15.6%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN

Page 2 of 21 Pages

CUSIP No.	36268W 100

1	NAMES OF REPORTING PERSONS 3i Growth Capital (USA) D L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Jersey, Channel Islands

	5	SOLE VOTING POWER

NUMBER OF		00,000

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		4,016,235

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		00,000

WITH:	8	SHARED DISPOSITIVE POWER

		4,016,235

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	4,868,202

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	15.6%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN

Page 3 of 21 Pages

CUSIP No.	36268W 100

1	NAMES OF REPORTING PERSONS 3i Growth Capital (USA) E L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Jersey, Channel Islands

	5	SOLE VOTING POWER

NUMBER OF		00,000

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		4,016,235

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		00,000

WITH:	8	SHARED DISPOSITIVE POWER

		4,016,235

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	4,868,202

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	15.6%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN

Page 4 of 21 Pages

CUSIP No.	36268W 100

1	NAMES OF REPORTING PERSONS 3i Growth Capital (USA) P L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Jersey, Channel Islands

	5	SOLE VOTING POWER

NUMBER OF		00,000

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		4,016,235

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		00,000

WITH:	8	SHARED DISPOSITIVE POWER

		4,016,235

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	4,868,202

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	15.6%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN

Page 5 of 21 Pages

CUSIP No.	36268W 100

1	NAMES OF REPORTING PERSONS 3i Technology Partners III L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Jersey, Channel Islands

	5	SOLE VOTING POWER

NUMBER OF		00,000

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		851,967

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		00,000

WITH:	8	SHARED DISPOSITIVE POWER

		851,967

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	4,868,202

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	15.6%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN

Page 6 of 21 Pages

CUSIP No.	36268W 100

1	NAMES OF REPORTING PERSONS 3i U.S. Growth Corporation

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		00,000

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		4,016,235

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		00,000

WITH:	8	SHARED DISPOSITIVE POWER

		4,016,235

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	4,868,202

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	15.6%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	CO

Page 7 of 21 Pages

CUSIP No.	36268W 100

1	NAMES OF REPORTING PERSONS 3i Technology Corporation

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		00,000

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		851,967

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		00,000

WITH:	8	SHARED DISPOSITIVE POWER

		851,967

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	4,868,202

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	15.6%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	CO

Page 8 of 21 Pages

CUSIP No.	36268W 100

1	NAMES OF REPORTING PERSONS Ken Hanau

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5	SOLE VOTING POWER

NUMBER OF		00,000

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		4,868,202

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		00,000

WITH:	8	SHARED DISPOSITIVE POWER

		4,868,202

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	4,868,202

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	15.6%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN

Page 9 of 21 Pages

CUSIP No.	36268W 100

1	NAMES OF REPORTING PERSONS Robert Stefanowski

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5	SOLE VOTING POWER

NUMBER OF		00,000

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		4,868,202

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		00,000

WITH:	8	SHARED DISPOSITIVE POWER

		4,868,202

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	4,868,202

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	15.6%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN

Page 10 of 21 Pages

CUSIP No.	36268W 100

1	NAMES OF REPORTING PERSONS Ian Lobley

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United Kingdom

	5	SOLE VOTING POWER

NUMBER OF		00,000

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		851,967

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		00,000

WITH:	8	SHARED DISPOSITIVE POWER

		851,967

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	4,868,202

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	15.6%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN

Page 11 of 21 Pages

CUSIP No.	36268W 100

1	NAMES OF REPORTING PERSONS Sundip Murthy

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5	SOLE VOTING POWER

NUMBER OF		00,000

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		851,967

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		00,000

WITH:	8	SHARED DISPOSITIVE POWER

		851,967

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	4,868,202

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	15.6%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN

Page 12 of 21 Pages

CUSIP No.	36268W 100

1	NAMES OF REPORTING PERSONS Richard Relyea

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5	SOLE VOTING POWER

NUMBER OF		00,000

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		4,868,202

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		00,000

WITH:	8	SHARED DISPOSITIVE POWER

		4,868,202

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	4,868,202

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	15.6%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN

Page 13 of 21 Pages

CUSIP No.	36268W 100

1	NAMES OF REPORTING PERSONS Jim Rutherfurd

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5	SOLE VOTING POWER

NUMBER OF		00,000

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		4,868,202

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		00,000

WITH:	8	SHARED DISPOSITIVE POWER

		4,868,202

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	4,868,202

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	15.6%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN

Page 14 of 21 Pages

CUSIP No.	36268W 100
Item 1.
(a)	Name of Issuer

GAIN Capital Holdings, Inc.

(b)	Address of Issuer’s Principal Executive Offices

135 US Highway 202/206, Suite 11 Bedminster, NJ 07921
Item 2.
(a)	Name of Person Filing

3i U.S. Growth Partners L.P., 3i Growth Capital (USA) D L.P., 3i Growth Capital (USA) E L.P. and 3i Growth Capital (USA) P L.P. (collectively, the “3i Growth Funds”); 3i U.S. Growth Corporation which is the general partner of the 3i Growth Funds; 3i Technology Partners III L.P.; 3i Technology Corporation which is the general partner of 3i Technology Partners III L.P.; Ken Hanau, Robert Stefanowski, Richard Relyea and Jim Rutherfurd, each of whom is a current member of the board of directors of 3i US Growth Corporation; and Ken Hanau, Robert Stefanowski, Ian Lobley, Sundip Murthy, Richard Relyea and Jim Rutherfurd, each of whom is a current member of the board of directors of 3i Technology Corporation. The persons named in this paragraph are referred to individually herein as a “Reporting Person” and collectively as the “Reporting Persons.”

(b)	Address of the Principal Office or, if none, Residence

Address of Principal Office for 3i US Growth Partners L.P., 3i Growth Capital (USA) D L.P., 3i Growth Capital (USA) E L.P., 3i Growth Capital (USA) P L.P. and 3i Technology Partners III L.P.: c/o Mourant & Co. Limited, 22 Grenville Street, St. Helier, Jersey (Attention: Group 12).

Address of Principal Office for 3i U.S. Growth Corporation and 3i Technology Corporation: Seagram Building, 375 Park Avenue, Suite 3001, New York, NY 10152. The following members of the board of directors are based at this address: Ken Hanau, Sundip Murthy, Richard Relyea and Jim Rutherfurd. Address of Principal Office for Robert Stefanowski, Ian Lobley, members of the board of directors: 3i Group: 16 Palace Street, London XO SW1E 5JD UK.

(c)	Citizenship

3i US Growth Partners L.P., 3i Growth Capital (USA) D L.P., 3i Growth Capital (USA) E L.P. and 3i Growth Capital (USA) P L.P. and 3i Technology Partners III L.P. are Jersey, Channel Islands limited partnerships, 3i U.S. Growth Corporation and 3i Technology Corporation are Delaware corporations.

(d)	Title of Class of Securities

Common Stock

(e)	CUSIP Number

36268W 100

Page 15 of 21 Pages

CUSIP No.	36268W 100
Item 3. If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:
(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);

(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

(e)	☐	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);

(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);

(g)	☐	A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G);

(h)	☐	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)	☐	A non-U.S. institution in accordance with §240.13d-1(b)(1)(ii)(J);

(k)	☐	Group, in accordance with §240.13d-1(b)(1)(ii)(K).
Not applicable. This Schedule 13G is not being filed pursuant to Rule 13d-1(b) or Rule 13-2(b) or (c).

Page 16 of 21 Pages

CUSIP No.	36268W 100
Item 4. Ownership.
(a)	Amount beneficially owned: 2,555,893 shares are owned directly by 3i U.S. Growth Partners L.P., 167,641 shares are owned directly by 3i Growth Capital (USA) D L.P., 1,125,060 shares are owned directly by 3i Growth Capital (USA) E L.P., 167,641 shares are owned directly by 3i Growth Capital (USA) P L.P. and 851,967 shares are owned directly by 3i Technology Partners III L.P. 3i U.S. Growth Corporation is the general partner of the 3i Growth Funds that has voting and investment authority over the shares held by the 3i Growth Funds. The board of directors of 3i US Growth Corporation holds voting and dispositive power for the shares held by each of the 3i Growth Funds. The current members of the board of directors of 3i US Growth Corporation are Ken Hanau, Robert Stefanowski, Richard Relyea and Jim Rutherfurd. Each of the members disclaims beneficial ownership of such shares. 3i Technology Corporation is the general partner of 3i Technology Partners III L.P. that has voting and investment authority over the shares held by such fund. The board of directors of 3i Technology Corporation holds voting and dispositive power for the shares held by 3i Technology Partners III L.P. The current members of the board of directors of 3i Technology Corporation are Ken Hanau, Robert Stefanowski, Ian Lobley, Sundip Murthy, Richard Relyea and Jim Rutherfurd.

(b)	Percent of class: 15.6%

(c)	Number of shares as to which the person has:
(i)	Sole power to vote or to direct the vote 0 for each Reporting Person

(ii)	Shared power to vote or to direct the vote 851,967 shares for each of 3i Technology Corporation, 3i Technology Partners III L.P., Ian Lobley and Sundip Murthy. 4,016,235 shares for each of the 3i Growth Funds and 3i U.S. Growth Corporation. 4,868,202 shares for each of Ken Hanau, Robert Stefanowski, Richard Relyea and Jim Rutherfurd.

(iii)	Sole power to dispose or to direct the disposition of 0 for each Reporting Person

(iv)	Shared power to dispose or to direct the disposition of 851,967 shares for each of 3i Technology Corporation, 3i Technology Partners III L.P., Ian Lobley and Sundip Murthy. 4,016,235 shares for each of the 3i Growth Funds and 3i U.S. Growth Corporation. 4,868,202 shares for each of Ken Hanau, Robert Stefanowski, Richard Relyea and Jim Rutherfurd.
Each Reporting Person disclaims beneficial ownership of all shares except for the shares, if any, that such Reporting Person holds of record.
Item 5. Ownership of Five Percent or Less of a Class.
Not applicable.
Item 6. Ownership of More than Five Percent on Behalf of Another Person.
Not applicable.
Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.
Not applicable.
Item 8. Identification and Classification of Members of the Group.
Not applicable. The reporting persons expressly disclaim membership in a “group” as used in Rule 13d-1(b)(ii)(H).

Page 17 of 21 Pages

CUSIP No.	36268W 100
Item 9. Notice of Dissolution of Group.
Not applicable.
Item 10. Certification.
Not applicable. This Schedule 13G is not being filed pursuant to Rule 13d-1(b) or Rule 13-1(c).

Page 18 of 21 Pages

CUSIP No.	36268W 100
Signature
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: 02/14/11 3i US GROWTH PARTNERS L.P. By: 3i US Growth Corporation, its General Partner
/s/ Colin Paton
Colin Paton

3i GROWTH CAPITAL (USA) D L.P. By: 3i US Growth Corporation, its General Partner
/s/ Colin Paton
Colin Paton

3i GROWTH CAPITAL (USA) E L.P. By: 3i US Growth Corporation, its General Partner
/s/ Colin Paton
Colin Paton

3i GROWTH CAPITAL (USA) P L.P. By: 3i US Growth Corporation, its General Partner
/s/ Colin Paton
Colin Paton

Page 19 of 21 Pages

3i TECHNOLOGY PARTNERS III L.P. By: 3i Technology Corporation, its General Partner
/s/ Colin Paton
Colin Paton

3i US GROWTH CORPORATION
/s/ Colin Paton
Colin Paton
Treasurer
3i TECHNOLOGY CORPORATION
/s/ Colin Paton
Colin Paton
Treasurer

/s/ Colin Paton
Colin Paton, Attorney-in-Fact for Ken Hanau

/s/ Colin Paton
Colin Paton, Attorney-in-Fact for Robert Stefanowski

/s/ Colin Paton
Colin Paton, Attorney-in-Fact for Ian Lobley

/s/ Colin Paton
Colin Paton, Attorney-in-Fact for Sundip Murthy

/s/ Colin Paton
Colin Paton, Attorney-in-Fact for Richard Relyea

/s/ Colin Paton
Colin Paton, Attorney-in-Fact for Jim Rutherfurd

Page 20 of 21 Pages

EXHIBIT INDEX
Exhibit A —	Agreement among 3i Growth Partners L.P., 3i Growth Capital (USA) D L.P., 3i Growth Capital (USA) E L.P., 3i Growth Capital (USA) P L.P., 3i Technology Partners III L.P., 3i Growth Corporation, 3i Technology Corporation, Ken Hanau, Robert Stefanowski, Ian Lobley, Sundip Murthy, Richard Relyea and Jim Rutherfurd to file this statement jointly on behalf of each of them.

Exhibit B —	Power of Attorney

Page 21 of 21 Pages